EXHIBIT 23.1

CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of VetaNova, Inc. whereby the Company proposes to sell up to 37,888,421 shares of its common stock, as well as warrants to purchase up to 37,888,421 shares of its common stock, and certain shareholders propose to sell up to 105,408,530 shares of the Company’s common stock. Reference is also made to Exhibit 5 included as part of the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be sold.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart

Denver, Colorado

July 27, 2021